Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	March 2, 2006
949-250-7781

CALC Reports Record Annual Results

Financial and Operating Highlights –2005 vs. 2004

•                  Full year revenues of $129.5, up 70% year-over-year due to Bolsa Chica land sales

•                  Gross operating profit of $48.0 million, up 161% year-over-year due to Bolsa Chica land sales

•                  Net income of $28.4 million, or $2.70 per diluted share

IRVINE, California — California Coastal Communities, Inc. (NASDAQ:CALC) reported net income of $22 million, or $2.11 per diluted share, for the three months ended December 31, 2005. The fourth quarter results reflect gross operating profit of $35.5 million from sales of the 103-acre Bolsa Chica Lower Bench and a 43-acre parcel in the Bolsa Chica lowlands. The delivery of 54 homes at the Company’s homebuilding projects in Lancaster, Chino, Riverside County, and the Rancho Santa Fe area of San Diego County, California generated $5.0 million of gross operating profit in the fourth quarter of 2005. The $40.5 million of gross operating profit was partially offset by operating expenses of $3.0 million and income taxes of $15.5 million.

Raymond J. Pacini, CEO of the Company stated: “With record results for the quarter and full year, we are proud of our accomplishments. We look forward to beginning construction at our 349-home Brightwater project at Bolsa Chica within the next 90 days and increasing production in our existing homebuilding markets throughout Southern California. For 2006, we started the year with 82 homes in backlog and currently expect to deliver more than twice the number of homes delivered in 2005.”

The recent quarter’s results are significantly more profitable compared with the fourth quarter of 2004, when the Company reported net income of $3.0 million. The prior year’s fourth quarter reflected gross operating profit of $10.0 million generated by deliveries of 62 homes, offset by net operating expenses of $5.9 million, and minority interest in income from a consolidated joint venture of $1.1 million. The fourth quarter 2004 operating expenses were primarily comprised of selling, general and administrative expenses of $2.4 million, other expense of $400,000 and an income tax provision of $3.2 million. The Company generated $5.0 million less in gross operating profit from home sales during the fourth quarter of 2005 compared with the same period of 2004, which reflects the reduced number of deliveries (54 vs. 62) due to delays in construction schedules caused by record rainfall early in the year.

Of the 54 homes delivered during the fourth quarter of 2005, 42 were in the City of Lancaster. The average price of homes delivered decreased to $531,500 in the fourth quarter of 2005 from $625,800 during the fourth quarter of 2004, and the current quarter homebuilding gross margin decreased to 17.4% compared with the prior period homebuilding gross margin of 25.8%. The changes primarily reflect lower home prices and profitability from the sale of homes in Lancaster during the fourth quarter of 2005, as well as lower levels of price appreciation resulting from shorter holding periods for the land underlying the homes delivered during 2005.

The Company also reported net income of $28.4 million, or $2.70 per diluted share for 2005. Results for the full year reflect $35.5 million of gross operating profit from the Bolsa Chica land sales and $12.5 million of gross operating profit from delivery of 113 homes. The $48 million of gross operating profit was partially offset by operating expenses of $7.1 million and income tax expense of $12.5 million. The income tax expense includes a non-recurring benefit of $4.7 million on the reversal of valuation allowances on post-reorganization net operating losses (“NOLs”). The operating expenses were primarily selling, general and administrative expenses.

The full-year results for 2005 were favorable compared with 2004, when the Company reported net income of $4.8 million, or $.44 per diluted share, which reflected gross operating profit of $18.4 million from delivery of 135 homes. The Company generated $35.4 million more in gross operating profit from land sales, partially offset by $5.8 less in gross operating profit from home sales during 2005 compared with 2004, while delivering 22 fewer homes (113 vs. 135).

The 105-acre Bolsa Chica Upper Mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, CA, is the largest asset in the Company’s portfolio, representing 40% of total assets as of December 31, 2005. On December 15, 2005, the company received a Coastal Development Permit from the California Coastal Commission for development of the 349 home “Brightwater” residential community, which will offer a broad mix of home choices averaging 2,800 square feet and ranging in size from 1,700 square feet to 4,100 square feet. The Company expects to (i) begin grading during the second quarter of 2006, (ii) begin building model homes during the third quarter of 2006, and (iii) start selling homes during the second quarter of 2007. However, there can be no assurance in that regard, or as to the absence of any delays.

The Company also has active homebuilding projects in the Inland Empire area of Riverside and San Bernardino Counties; Lancaster in Los Angeles County; and Rancho Santa Fe in San Diego County. The Company is continuing to pursue other land development and lot acquisition opportunities throughout Southern California. During 2004 and 2005, the Company acquired 699 single-family lots, which increased inventory in existing markets in Riverside and San Bernardino Counties, expanded into northern Los Angeles County and returned the Company to the San Diego County market.

The tight supply of available homes in Southern California has resulted in significant home price increases over the last six years. As a result, the affordability of new homes has been declining and could jeopardize future demand. Southern California, including the Inland Empire, has experienced significant population and job growth in the past decade. While continued population growth and demand for new homes are expected to continue, there can be no assurance that economic, demographic or other factors will not slow, diminish or cause such growth or demand to diminish or cease.

The nature of the Company’s business is such that the number, location and specific market conditions of active selling communities over any given time period may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

The Company is a residential land development and homebuilding company operating in Southern California. The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc. Signal Landmark owns the 105-acre Bolsa Chica Upper Mesa, planned for the development of 349 single-family homes in the “Brightwater” residential community. Hearthside Homes has delivered over 1,800 homes to families throughout Southern California over the last ten years.

Prohibition Against Becoming a 5% Stockholder

and No Further Acquisitions by Current 5% or Greater Stockholders

Unless the Company has previously consented in writing (i) no stockholder holding less than 5% of the outstanding shares of Common Stock may acquire additional shares of Common Stock in an amount that would take such holder to 5% or more; and (ii) no current 5% or greater stockholder may acquire any additional shares. The foregoing prohibition is contained in the Company’s charter documents, in order to preserve the tax benefits of the Company’s $125 million of net operating loss carryovers (“NOLs”). All acquisitions of the Company’s Common Stock in violation of its charter prohibitions are null and void, and the Company is empowered to effectively rescind such acquisitions. The Company may entertain requests for permission to exceed the limitations on stock acquisitions in the future if the Company’s board of directors determines that such acquisitions would not jeopardize the Company’s ability to preserve and use its NOLs.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of regulatory approval processes or administrative proceedings, cash flows or sales, the Company’s ability to acquire residential lots, and other statements contained herein that are not historical facts.

These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the Company’s strategic focus on growing in existing markets and expanding into new geographic markets; the Company’s focus on generating strong financial returns and conservatively managing its balance sheet; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends and the availability of mortgage financing; the employment outlook, the Company’s ability to capitalize on the supply-demand imbalance in housing; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; and expected joint venture income and deliveries.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors – many of which are out of the Company’s control and difficult to forecast – that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks discussed in the Company’s past and future filings with the Securities and Exchange Commission.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements. The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Homes delivered	54	62	113	135

Home sales revenue*	$28.7	$38.8	$62.7	$75.9
Cost of sales	23.7	28.8	50.2	57.6

Gross operating profit from homebuilding	$5.0	$10.0	$12.5	$18.3

Gross margin percentage	17.4%	25.8%	19.9%	24.1%

PER HOME DATA

Average sales price	$531,500	$625,800	$554,900	$562,200

Average gross margin	$92,600	$161,300	$110,600	$135,600

LOT INVENTORY

Backlog of homes sold, but not closed at end of period			82	7

Completed homes in inventory			1	6

Entitled lots controlled at end of period
Owned lots			860	253
Optioned lots			—	357

Total homes and lots			943	623

*                       Excludes approximately $66.8 million and $100,000 from sales of land in the 2005 and 2004 periods, respectively.

CALIFORNIA COASTAL COMMUNITIES, INC

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in millions, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Revenues
Homebuilding	$28.7	$38.8	$62.7	$75.9
Non-residential land (a)	66.8	—	66.8	.1

	95.5	38.8	129.5	76.0
Costs of sales
Homebuilding	23.7	28.8	50.2	57.6
Non-residential land	31.3	—	31.3	—

	55.0	28.8	81.5	57.6

Gross operating profit (a)	40.5	10.0	48.0	18.4

Selling, general and administrative expenses	1.9	2.4	5.3	5.8
Interest expense	—	—	.1	.2
Income from unconsolidated joint ventures	—	(.1)	(.1)	(.4)
Other expense, net	1.0	.4	1.4	1.1

Income before income taxes	37.6	7.3	41.3	11.7

Provision for income taxes (b)	15.5	3.2	12.5	4.5

Minority interest in income of consolidated joint venture	.1	1.1	.4	2.4

Net income	22.0	3.0	28.4	4.8

Other comprehensive income (loss), net of income taxes:
Minimum pension liability adjustment	(.1)	(.2)	.8	(.2)

Comprehensive income	$21.9	$2.8	$29.2	$4.6

Net earnings per common share:
Basic	$2.15	$.30	$2.78	$.48
Diluted	$2.11	$.28	$2.70	$.44

Common equivalent shares:
Basic	10.2	10.1	10.2	10.1
Diluted	10.5	10.9	10.5	10.8

(a)                                  Bolsa Chica land sales generated revenues and gross operating profit of $66.8 million and $35.5 million, respectively, for the 2005 periods.

(b)                                 The provision for income taxes for the year ended December 31, 2005 reflects a tax benefit of $4.7 million for the reversal of valuation allowances on post-reorganization NOLs.

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	December 31, 2005	December 31, 2004
ASSETS

Cash and cash equivalents	$7.7	$9.0

Short-term investments	30.3	—-

Restricted cash	2.3	1.1

Real estate inventories	253.6	49.9

Consolidated real estate to be held for current development – not owned	—	24.7

Land held for future development or sale	—	156.4

Deferred tax assets	35.4	3.6

Other assets	1.1	6.1

Total Assets	$330.4	$250.8

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$17.4	$15.0

Project debt	57.9	22.6

Consolidated obligations related to real estate - not owned	—	24.7

Other liabilities	7.9	9.3

Total liabilities	83.2	71.6

Minority interest	.3	.3

Stockholders’ equity (a)	246.9	178.9

	$330.4	$250.8

Shares outstanding (b)	10.5	10.8

Book value per share (b)	$23.51	$16.56

(a)                                  Increase since December 31, 2004 reflects $28.4 million of net income, $38.5 million from reversal of valuation reserve on pre-Reorganization net operating losses, $300,000 from issuance of stock for exercised options and the related tax effect and $800,000 of other comprehensive income.

(b)                                 Assumes exercise of approximately 700,000 outstanding stock options for common shares which are dilutive.